Exhibit 99.1
For Immediate Release
Novelis First Quarter Pre-Tax Income of $273 Million Shows
Significant Improvement over Previous Quarter
•	Cost reduction actions have begun to benefit the bottom line.

•	Shipments grew 7 percent from the previous quarter, primarily on gains in Asia.

•	Liquidity increased $56 million from the previous quarter to $446 million.
ATLANTA, Aug. 3, 2009 — Novelis Inc., a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), today reported pre-tax income of $273 million for the first quarter of fiscal 2010, which ended June 30, 2009. This represents a $211 million increase as compared to pre-tax income of $62 million for the fourth quarter of fiscal 2009. Net income attributable to the company’s common shareholder was $143 million for the first quarter, a $159 million increase over the $16 million loss recorded in the previous quarter.
Sales in the first quarter were $1.96 billion, a one percent increase from the fourth quarter of fiscal 2009, but a 37 percent decrease from the $3.10 billion of sales in the first quarter of fiscal 2009 as a result of the impact of lower metal prices and demand reductions. The average price of aluminum on the London Metal Exchange in the first quarter of fiscal 2010 was $1,488 per metric ton, a 9 percent increase from the fourth quarter of fiscal 2009, but a 49 percent decrease from the first quarter of fiscal 2009.
Shipments of flat-rolled aluminum products of 650 kilotonnes represent a 7 percent increase from the fourth quarter with volume increases in Asia and North America. Signs of economic recovery were evident in Asia where shipments were up more than 50 percent. Shipments in Europe were essentially flat quarter-over-quarter, while South America experienced a slight decline.
First-quarter results include $299 million of non-cash unrealized gains on derivatives as compared to $145 million of gains in the fourth quarter of fiscal 2009. These derivatives are primarily used to hedge exposures to aluminum, mostly related to customer fixed-price contracts, other commodities and currency.
On a pre-tax basis, excluding the impact of non-cash unrealized gains on derivatives, a $6 million gain on a tax litigation settlement in Brazil and $3 million of restructuring charges, the company recorded a loss of $29 million for the first quarter of fiscal 2010. This compares to a loss of $124 million for the fourth quarter of fiscal 2009, which also excluded non-cash unrealized gains on derivatives, a $122 million gain on a debt exchange transaction and $81 million of restructuring charges.
Other significant operational factors that created variances between the first quarter of fiscal 2010 and the fourth quarter of fiscal 2009 include:

•	A $56 million reduction in conversion costs, resulting from cost deflation and the company’s own cost reductions and restructuring initiatives. Conversion costs include direct and indirect labor, energy, freight, scrap usage, alloys and hardeners, coatings, alumina and melt loss.

•	A $17 million benefit from the volume increase discussed above.

•	Foreign exchange gains of $24 million related largely to the weakening of the U.S. dollar in Europe and Asia.

•	These favorable variances were partially offset by $25 million in unfavorable metal price lag, net of realized derivatives instruments.
Novelis received a net $7 million in income tax refunds during the first quarter of fiscal 2010.
Liquidity
The company’s estimated liquidity as of June 30, 2009; March 31, 2009; and January 31, 2009, is as follows:

	June 30,	March 31,	January 31,
($ millions)	2009	2009	2009

Cash and cash equivalents	$237	$248	$190
Overdrafts	(10)	(11)	(19)
Gross availability under the ABL facility	299	233	255
Borrowing availability limitation due to fixed charge coverage ratio	(80)	(80)	(80)

Total estimated liquidity	$446	$390	$346
Novelis’ liquidity position improved during the current quarter, driven by net cash provided by operating activities of $258 million, which was largely offset by $223 million of cash outflows to settle derivative instruments.
“We are pleased with the improvement in our financial performance, aided by our cost reduction initiatives which have begun flowing through to the bottom line,” said Phil Martens, President and Chief Operating Officer. “We welcome the growing signs of stability in the economy, but, with the outlook remaining uncertain, our priorities will continue to be cost reduction, cash management and liquidity improvement. Additionally, we will continue to focus on our core strengths and, in this regard, we are currently evaluating all non-core activities.”
“In addition,” continued Martens, “we have begun to implement a realignment of key functions within Novelis to achieve greater consistency in programs and practices across our global organization, consistent with other world-class international companies. The result will be a more effective management team and an even stronger, more competitive company.”
Novelis will discuss its results via a live web and audio conference for investors at 10:00 a.m. EDT on Monday, Aug. 3, 2009. Access information was previously announced in a press release and can be found at www.novelis.com.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries, has approximately 12,300 employees and reported revenue of $10.2 billion in fiscal year 2009. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial and printing markets throughout Asia, Europe, North America and South America. Novelis is a subsidiary of Hindalco Industries Limited, one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.

Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of such statements in this news release include, among other matters, the positive outlook for our business, stabilizing market conditions, improvement in our financial performance, the net financial benefit of our operating cost reduction initiatives, our ability to manage cash and improve liquidity, our ability to implement a realignment of key functions within Novelis to achieve greater consistency in programs and practices across the company, and our ability to effectively manage the business and become a stronger, more competitive company. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in global economic conditions, the level of our indebtedness and our ability to generate cash; relationships with, and financial and operating conditions of, our customers and suppliers; changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the effect of metal price ceilings in certain of our sales contracts; our ability to successfully negotiate with our customers to remove or limit metal price ceilings in our contracts; the effectiveness of our metal hedging activities, including our internal used beverage can and smelter hedges; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; continuing obligations and other relationships resulting from our spin-off from Alcan; changes in the relative values of various currencies; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures in the future; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreements and other financing arrangements; and the development of the most efficient tax structure for the Company. The above list of factors is not exhaustive. Other important risk factors are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as filed with the SEC, and may be discussed in subsequent filings with the SEC. Further, the risk factors included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, are specifically incorporated by reference into this news release.
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Media Contact:	Investor Contact:
Charles Belbin	Randy Miller
+1 404 814 4260	+1 404 814 4259
charles.belbin@novelis.com	randy.miller@novelis.com

Exhibit I
Novelis Inc.
Shipments

	Three Months Ended
	June 30,
	2009	2008

Shipments (kt)(A):
Rolled products(B)	650	777
Ingot products(C)	41	48

Total shipments	691	825

(A)	One kilotonne (kt) is 1,000 metric tons. One metric ton is equivalent to 2,204.6 pounds.

(B)	Rolled products shipments include tolling (the conversion of customer-owned metal).

(C)	Ingot products include primary ingot in Brazil, foundry products in Korea and Europe, secondary ingot in Europe and other miscellaneous recyclable aluminum.
Exhibit II
Novelis Inc.
Condensed Consolidated Statements of Operations
($ in millions)

	Three Months Ended
	June 30,
	2009	2008

Net sales	$1,960	$3,103

Cost of goods sold (exclusive of depreciation and amortization shown below)	1,533	2,831
Selling, general and administrative expenses	78	84
Depreciation and amortization	100	116
Research and development expenses	8	12
Interest expense and amortization of debt issuance costs	43	45
Interest income	(3)	(5)
(Gain) loss on change in fair value of derivative instruments, net	(72)	(65)
Restructuring charges, net	3	(1)
Equity in net (income) loss of non-consolidated affiliates	10	2
Other (income) expenses, net	(13)	23

	1,687	3,042

Income before income taxes	273	61
Income tax provision	112	35

Net income	161	26
Net income attributable to non-controlling interests	(18)	(2)

Net income attributable to Novelis	$143	$24

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